Exhibit (a)(1)(N)

FREQUENTLY ASKED QUESTIONS (“FAQs”)

Koch Forest Products, Inc.’s Offer to Purchase Georgia-Pacific Shares

The following questions and answers address briefly some questions you may have regarding the tender offer by Koch Forest Products, Inc., which we refer to as the “Purchaser”, an indirect wholly-owned subsidiary of Koch Industries, Inc., for all of the issued and outstanding shares of common stock of Georgia-Pacific Corporation at a purchase price of $48.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 17, 2005, as amended, and in the related Letter of Transmittal, as amended.

These FAQs contain certain information regarding how the tender offer may affect you as a shareholder of Georgia-Pacific. These FAQs are directed to individual shareholders and should not be used by brokers, dealers, commercial banks, trust companies or other nominees. These FAQs may not address all questions that may be important to you as a stockholder of Georgia-Pacific. Please read the Offer to Purchase and the related materials because they contain important information. If you have additional questions about the tender offer or need further assistance, please call the information agent for the tender offer, Georgeson Shareholder Communications, Inc., at (888) 867-6856.

1.	How long do I have to tender my shares in the tender offer?

Unless the Purchaser extends the expiration of the tender offer, you will have until 12:00 midnight, New York City time, on Thursday, December 15, 2005, to tender your shares in the tender offer. If the Purchaser extends the tender offer, it will make an announcement by press release before 9:00 a.m. New York City time on the first business day after the scheduled expiration of the tender offer.

2.	How do I tender my shares?

The means used to tender your shares will depend upon how you own your shares. If your shares are:

•	held in an account with your broker, dealer, commercial bank, trust company or other nominee – see FAQ #3;

•	registered in your name and you hold the physical certificates – see FAQ #4;

•	held through the Georgia-Pacific 401k plan – see FAQ #5;

•	held through the Georgia-Pacific Employee Stock Purchase Plan – see FAQ #6;

•	held through the Georgia-Pacific Canadian Stock Purchase Plan – see FAQ #7;

•	held in your name with Computershare and not represented by physical certificates – see FAQ #8; or

•	held in a trust or other entity for your benefit, or in the name of your children or grandchildren – see FAQ #9.

3.	What do I do if my shares are held in an account with my broker, dealer, commercial bank, trust company or other nominee?

Contact your broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your shares to the Purchaser before the expiration of the tender offer. Also see FAQ #15.

4.	What do I do if my shares are registered in my name and I have physical certificates?

•	complete and sign the blue Letter of Transmittal and Substitute Form W-9 or, if applicable, the appropriate IRS Form W-8 (or a manually signed facsimile) in accordance with the instructions in the blue Letter of Transmittal;

•	have your signature on the blue Letter of Transmittal guaranteed if required by Instruction 1 to the blue Letter of Transmittal (see FAQ #13); and

•	deliver the blue Letter of Transmittal (or a manually signed facsimile), your share certificates and any other required documents to Mellon Investor Services, at its address on the back of the Offer to Purchase.

5.	What do I do if I hold my shares through the Georgia-Pacific 401(k) plan?,

Only Vanguard Fiduciary Trust Company, as trustee for the Georgia-Pacific 401(k) plan, can tender shares held in the plan on your behalf, and only after it receives your instructions. To instruct Vanguard to tender your shares, you will need to complete the tender offer instruction form provided to you by Vanguard or call Vanguard at (800) 597-7657 and follow the prompts using your touch-tone telephone. If you have not received a tender offer instruction form from Vanguard or if you have any questions regarding the tender offer instruction form, please contact Vanguard at (800) 523-1188. Your direction must be received at Vanguard by 5:00 p.m. New York City time, on Monday, December 12, 2005, unless otherwise extended. Please note that this date is three days before the regularly scheduled expiration of the tender offer.

6.	What do I do if I hold my shares through the Georgia-Pacific Employee Stock Purchase Plan?

If you have purchased shares through the Georgia-Pacific Employee Stock Purchase Plan in past years and you wish to tender those shares in the tender offer you will need to provide proper instructions to Mellon Investor Services, the tabulation agent for Computershare, as plan administrator. Only the plan administrator can tender shares held in the plan on your behalf, and only after you have provided instructions to Mellon Investor Services. To tender your shares held in the Georgia-Pacific Employee Stock Purchase Plan, you will need to complete the purple instruction form and Substitute Form W-9 or, if applicable, the appropriate IRS Form W-8, provided to you by Georgeson Shareholder Communications and forward them to Mellon Investor Services. Your purple instruction form must be received by Mellon Investor Services by the second business day before the expiration of the tender offer, which is December 13, 2005, unless the tender offer is otherwise extended. If you have not received a purple instruction form from Georgeson Shareholder Communications or if you have any questions regarding the purple instruction form, please contact Georgeson Shareholder Communications at (888) 867-6856.

7.	What do I do if I hold my shares through the Georgia-Pacific Canadian Stock Purchase Plan?

Only Standard Life Trust Company, as the trustee of the Georgia-Pacific Canadian Stock Purchase Plan, can tender shares held in the plan on your behalf, and only after it receives your instructions. To instruct Standard Life to tender your shares, you will need to complete the tender offer election form provided to you by Standard Life. If you have not received a tender offer election form from Standard Life or if you have any questions regarding the tender offer election form, please contact Standard Life at (800) 242-1704. Your direction must be received at Standard Life by 5:00 p.m. New York City time, on Tuesday, December 13, 2005, unless otherwise extended. Please note that this date is two days before the regularly scheduled expiration of the tender offer.

8.	What do I do if I hold my shares through Computershare and the shares are not represented by physical certificates?

If you hold shares through Computershare and the shares are not represented by physical certificates you will need to complete the blue Letter of Transmittal as instructed and check the first box on the left side of page 2 of the blue Letter of Transmittal to indicate your shares are being delivered by book-entry transfer and provide your account number, which can be found on the back cover of the blue Letter of Transmittal. Please note that you do not need to fill in the blanks for “Name of Tendering Institution” or “Transaction Code Number”. Once complete you will need to deliver the blue Letter of Transmittal to Mellon Investor Services prior to the expiration of the tender offer. If you have not received a blue Letter of Transmittal or if you have any questions regarding the blue Letter of Transmittal, please contact Georgeson Shareholder Communications at (888) 867-6856.

9.	What if I hold shares in a trust or other entity for my benefit, or in the name of my children or grandchildren?

Please read Instruction 5 found on pages 8 and 9 of the blue Letter of Transmittal and call Georgeson Shareholder Communications at (888) 867-6856 for additional assistance.

10.	What do I do if I hold my shares in separate accounts or in multiple names?

If you hold shares in separate accounts or in multiple names you will need to complete the steps required to tender your shares for each account or name. Please see FAQ #2 for the steps required to tender your shares.

11.	What is the blue Letter of Transmittal?

The blue Letter of Transmittal contains instructions for tendering your shares to the Purchaser in the tender offer. To tender your shares you must complete, sign and return the blue

Letter of Transmittal to Mellon Investor Services, the depositary for the tender offer, along with your physical share certificates prior to the expiration of the tender offer.

12.	Who should complete the blue Letter of Transmittal?

You should complete the blue Letter of Transmittal only if you physically hold a share certificate and intend to forward the certificate to Mellon Investor Services as instructed in the blue Letter of Transmittal or if you hold your shares directly with Computershare and the shares are not represented by physical certificates. If some or all of your shares are held in an account with a broker, dealer, commercial bank, trust company or other nominee, in the Georgia-Pacific 401(k) plan, the Georgia-Pacific Employee Stock Purchase Plan or the Georgia-Pacific Canadian Stock Purchase Plan, see FAQ #2.

13.	Do I need to have my signature on the blue Letter of Transmittal guaranteed by a bank or other eligible institution?

It depends. You do not need to have your signature guaranteed if you are the registered holder of the shares, you sign the blue Letter of Transmittal and payment for the shares is to be made to you. Your signature will need to be guaranteed by a bank or other eligible institution if the blue Letter of Transmittal is signed by someone other than the registered holder of the shares, if payment for the shares is to be made to someone other than the registered holder or if you would like the shares that you tender but which are not ultimately purchased in the tender offer to be delivered to someone other than the registered holder. See Instruction 1 to the blue Letter of Transmittal.

14.	If I own shares represented by a physical certificate that has been lost, destroyed or stolen should I still fill out the blue Letter of Transmittal?

Yes. However, you will need to check the box at the bottom of page 2 of the blue Letter of Transmittal indicating that your share certificates have been lost or destroyed and list the number of shares represented by the lost or destroyed certificate. Mellon Investor Services will then contact Georgia-Pacific’s transfer agent, Computershare, who will instruct you as to the steps to take to replace the certificate. You may also call Computershare directly at (800) 519-3111 (inside the U.S.) or (781) 575-2725 (outside the U.S.) and Computershare will assist you in replacing the certificate.

15.	Should I fill out the blue Letter of Transmittal if my shares are held for me by a broker, dealer, commercial bank, trust company or other nominee?

No. It is common to hold shares through a brokerage or other account at a broker, dealer, commercial bank, trust company or other nominee. If your shares are held by a broker, dealer, commercial bank, trust company or other nominee you should contact them for information on how they will handle your account. Your broker, dealer, commercial bank, trust company or other nominee should accept your instructions as to whether to tender shares on your behalf. Your broker, dealer, commercial bank, trust company or other nominee is required to fill out the blue Letter of Transmittal based upon your instructions.

16.	How do I find out my Account Number requested on page 2 of the blue Letter of Transmittal?

If you hold shares with Computershare and the shares are not represented by physical certificates you will need to check the first box on the left side of page 2 of the blue Letter of Transmittal and provide your account number, which can be found on the back cover of the blue Letter of Transmittal. If you cannot find your account number or if you have any other questions regarding the tender offer, please contact Georgeson Shareholder Communications at (888) 867-6856.

17.	How do I find out the Name of the Tendering Institution and my Transaction Code Number requested on page 2 of the blue Letter of Transmittal?

Those particular questions on the blue Letter of Transmittal are for use by banks and brokers only. If you are tendering shares held in an account with a bank or broker, the blue Letter of Transmittal will be completed by your bank or broker.

18.	Do I need to complete the Substitute Form W-9 included in the blue Letter of Transmittal?

Yes, if you are required to complete the blue Letter of Transmittal and you are a “U.S. holder” as defined on pages 22 and 23 of the Offer to Purchase, you must complete and sign the Substitute Form W-9 to avoid backup withholding on payments made to you pursuant to the tender offer. If you are required to complete the blue Letter of Transmittal and you are a “non-U.S. holder” as defined on page 23 of the Offer to Purchase, you must complete and submit an IRS Form W-8BEN (or other applicable IRS Form W-8) certifying your status as a non-U.S. person.

19.	What is the purpose of the Notice of Guaranteed Delivery form?

The Notice of Guaranteed Delivery allows shareholders who own shares represented by share certificates that are not immediately available to tender their shares. For example, if you purchase shares the day before the expiration of the tender offer, you likely will not have the share certificates for three days due to administrative reasons. In this circumstance, you could tender your recently purchased shares by having your broker or bank deliver a Notice of Guaranteed Delivery with the blue Letter of Transmittal prior to the expiration of the tender offer and deliver the share certificates within three trading days of the expiration of the tender offer.

20.	Who may complete a Notice of Guaranteed Delivery form?

The Notice of Guaranteed Delivery form must be completed by an eligible institution such as a commercial bank, brokerage house or certain law firms and will not need to be completed by individual shareholders. Your broker, bank or other fiduciary will know whether it qualifies to guarantee delivery of shares and will assist you if this is an option you would like to pursue.

21.	How is the Signature Guarantee different from the Notice of Guaranteed Delivery?

A “Signature Guarantee” is not a separate form, but rather a part of the blue Letter of Transmittal that must be completed either when the blue Letter of Transmittal is signed by someone other than the registered shareholder, if payment for the shares is to be made to someone other than the registered shareholder or if shares not purchased in the tender offer are to be returned to someone other than the registered shareholder. A “Notice of Guaranteed Delivery” is a separate form that allows shareholders who own shares represented by share certificates which are not immediately available to tender their shares.

22.	What should I do if I own shares but have not received a tender offer package?

Please notify Georgeson Shareholder Communications at the number provided below and they will mail, overnight deliver or fax you a tender offer package based upon your preferred method of delivery.

23.	Whom do I call if I have additional questions?

You may direct questions and requests for assistance regarding the tender offer to Georgeson Shareholder Communications at the address and telephone number set forth below. You may obtain additional copies of the Offer to Purchase and related materials that have been filed with the SEC from Georgeson Shareholder Communications as set forth below, and the materials will be furnished at no expense to you.

The Information Agent for the Offer is:

17 State Street, 10th Floor New York, NY 10004 Banks and Brokers call: (212) 440-9800-

All others call toll free: (888) 867-6856

This FAQ is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Koch Forest Products and Koch Industries with the SEC on November 17, 2005. In addition, on November 17, 2005, Georgia-Pacific filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials), as amended, and the Solicitation/Recommendation Statement, as amended, contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained for free upon request to Georgeson Shareholder Communications Inc., the information agent for the tender offer, at 17 State Street, 10th Floor, New York, New York 10004, by calling toll free at (888) 867-6856. In addition, all of those materials (and all other offer documents filed with the SEC) are available for free on the SEC’s website at www.sec.gov.